Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 18, 2025, with respect to the consolidated financial statements included in the Annual Report of CVRx, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of CVRx, Inc. on Forms S-8 (File No. 333-257616, File No. 333-262901, File No. 333-269696, File No. 333-276984, and File No. 333-276985) and on Form S-3 (File No. 333-268183).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

February 18, 2025